February 27, 2006

Great Wall Acquisition Corporation
660 Madison Avenue, 15th Floor
New York, New York 10021

Broadband Capital Management LLC
805 Third Avenue
15th Floor
New York, New York 10022

Re: Special Meeting of Stockholders – March 21, 2006

Ladies and Gentlemen:

Reference is made to our October 9, 2003 letter agreement relating to the voting of my shares in connection with a proposed Business Combination, and to the upcoming special meeting of stockholders referenced above to consider an amendment to Great Wall's certificate of incorporation.

I hereby agree to vote all Insider Shares owned by me on the charter amendment proposal in accordance with the majority of the votes cast by the holders of the IPO Shares (as defined in the October 9, 2003 letter agreement).

I hereby (a) confirm that I have full right and power, without violating any agreement by which I am bound, to enter into this letter agreement, (b) agree that any action, proceeding or claim against me arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, (c) irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive, and (d) waive any objection to such exclusive jurisdiction, including an objection claiming that such courts represent an inconvenient forum.

Dr. Ya-Qin Zhang